Exhibit 8.17

                        ADMINISTRATIVE SERVICES AGREEMENT

     AMERICAN FIDELITY ASSURANCE COMPANY (the "Insurer") and MERRILL LYNCH ASSET MANAGEMENT, L.P. ("MLAM") mutually agree to the arrangements set forth in this Agreement (the "Agreement") dated as of May 1, 1999.

     WHEREAS, MLAM is the investment adviser to the Merrill Lynch Variable Series Funds, Inc. (the "Fund"); and

     WHEREAS, the Insurer issues variable annuities (the "Policies"); and

     WHEREAS, the Insurer and the Fund have entered into an Amended and Restated Fund Participation Agreement dated May 1, 1999 providing for the sale of shares of the Fund to certain segregated separate accounts of the Insurer (the "Participation Agreement"); and

     WHEREAS, amounts invested in the Policies by policy holders are deposited in separate accounts of the Insurer which will in turn purchase shares of certain portfolios of the Fund, each of which is an investment option offered by the Policies; and

     WHEREAS, the Fund expects to derive substantial savings in administrative expenses by virtue of having separate accounts of the Insurer as shareholders of record of Fund shares, rather than numerous public shareholders, and having the Insurer perform certain administrative services for the Fund (which are identified on Schedule A hereto); and

     WHEREAS, neither MLAM nor the Insurer has any contractual or other legal obligation to perform such administrative services for the Fund; and

     WHEREAS, the Insurer desires to be compensated for providing such administrative services to the Fund; and

     WHEREAS, MLAM desires that the Fund benefit from the lower administrative expenses expected to result from the administrative services performed by the Insurer; and

     WHEREAS, MLAM accordingly would prefer to compensate the Insurer for providing administrative services to the Fund from its own funds, derived from its own resources, including its bona fide profits, rather than request that the Fund bear the costs of such compensation:

     NOW, THEREFORE, the parties agree as follows:

1.   Administration Expense Payments.

     (a) MLAM agrees to pay the Insurer an amount as identified and described on Schedule B hereto of that portion of the gross annual investment advisory fees paid by the Fund to MLAM attributable to certain investments in portfolios of the Fund by separate accounts of the Insurer.

     (b) MLAM shall calculate the payment contemplated by this Section 1 at the end of each fiscal quarter and will make such payment to the Insurer, without demand or notice by the Insurer, reasonably promptly thereafter.

2.   Nature of Payments.

     The parties to this Agreement recognize and agree that MLAM's payments to the Insurer are for administrative services only and do not constitute payment in any manner for investment advisory services or for costs of distribution of Policies or of Fund shares and are not otherwise related to investment advisory or distribution services or expenses. The amount of administrative expense payments made by MLAM to the Insurer pursuant to Section 1(a) of this Agreement are not intended to be, and shall not be deemed to be, indicative of MLAM's bona fide profits from serving as investment adviser to the Fund.

3.   Term.

     This Agreement shall remain in full force and effect for a period of one year from the date hereof and shall be automatically renewed thereafter for successive one-year periods, unless otherwise terminated in accordance with
Section 4 hereof.

4.   Termination.

     (a) This Agreement will be terminated upon mutual agreement of the parties hereto in writing.

     (b) Either party to this Agreement may, by notice to the other party delivered more than thirty (30) days prior to the expiration of any one-year term of this Agreement, elect to terminate this Agreement as of the end of such term.

     (c) This Agreement shall automatically terminate upon (i) the termination of the Participation Agreement between the Insurer and the Fund, or
          (ii) the dissolution or bankruptcy of any party hereto, or in the event that any party hereto is placed in receivership or rehabilitation, or in the event that the management of its affairs is assumed by any governmental, regulatory or judicial authority.

5.   Amendment.

     This Agreement may be amended only upon mutual agreement of the parties hereto in writing.

6.   Notices.

     All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered

     (a) to MLAM, at 800 Scudders Mill Road, Plainsboro, New Jersey 08536, attention: Michael J. Hennewinkel, General Counsel; and

     (b) to the Insurer, at American Fidelity Assurance Company, at 2000 N. Classen Boulevard, 4 East, Oklahoma City, Oklahoma 73106-6013, attention: Annuity Product Manager, Strategic Development Division.

7.   Miscellaneous.

     (a) Successors and Assigns. This Agreement shall be binding upon the parties hereto and their transferees, successors and assigns. The benefits of and the right to enforce this Agreement shall accrue to the parties and their transferees, successors and assigns.

     (b) Assignment. Neither this Agreement nor any of the rights, obligations or liabilities of either party hereto shall be assigned without the written consent of the other party.

     (c) Intended Beneficiaries. Nothing in this Agreement shall be construed to give any person or entity other than the parties hereto any legal or equitable claim, right or remedy. Rather, this Agreement is intended to be for the sole and exclusive benefit of the parties hereto.

     (d) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

     (e) Applicable Law. This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the State of New York, without reference to the conflict of law thereof.

     (f) Severability. If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as of the invalid or unenforceable portion had not been inserted.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                          AMERICAN FIDELITY ASSURANCE COMPANY

                                          By:    JOHN W. REX
                                          Name:  John W. Rex
                                          Title:  President


                                          MERRILL LYNCH ASSET MANAGEMENT, L.P.

                                          By: Princeton Services, Inc.,
                                                 its General Partner

                                          TERRY K. GLENN
                                          Terry K. Glenn
                                          Executive Vice President

                                   Schedule A

                      ADMINISTRATIVE SERVICES FOR THE FUND

Maintenance of books and records

     o Maintaining an inventory of share purchases to assist transfer agent in recording issuance of shares

     o Performing miscellaneous accounting services to assist transfer agent in recording transfers of shares (via net purchase orders).

     o Reconciliation and balancing of the separate account at the Fund level in the general ledger and reconciliation of cash accounts at general account.

Purchase Orders

     o    Determination of net amount of cash flow into Fund.

     o Reconciliation and deposit of receipts at Fund and confirmation thereof.

Redemption Orders

     o    Determination of net amount required for redemptions by Fund.

     o    Notification to Fund of cash required to meet payments.

     o    Cost of share redemptions.

Reports

     o    Periodic information reporting to the Fund.

Fund-Related Contract Owner Services

     o Telephonic support for contract owners with respect to inquiries about the Fund (not including information about performance or related to sales.)

Other Administrative Support

     o    Sub-Accounting services.

     o Providing other administrative support to the Fund as mutually agreed between the Insurer and the Fund.

     o Relieving the Fund of other usual or incidental administrative services provided to individual shareholders, as mutually agreed in writing between the parties.

     o Preparation of reports to certain third-party reporting services, as mutually agreed in writing between the parties.

                                   Schedule B

Basis of Fees                                 Applicable Rate of Fee
-------------                                 ----------------------

From the gross annual investment advisory     10 basis points (0.10%)
fees paid by the Fund to MLAM attributable to aggregate investments in portfolios of the Fund by Separate Account B, established September 20, 1996, of the Insurer related to insurance contracts sold other than through Merrill Lunch
Financial Consultants, as a percentage of the average daily net asset value of such investments.